Exhibit 5.1

April 13, 2018

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am providing this opinion in connection with the Registration Statement of Meredith Corporation, an Iowa corporation (the “Company”) on Form S-3 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. Pursuant to the Registration Statement, the Company is registering for resale under the Act 2,500,000 shares of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”) consisting of (i) 1,625,000 shares of common stock of the Company issuable pursuant to a warrant (the “Warrant”) exercisable until January 31, 2028 and (ii) 875,000 shares of common stock of the Company issuable pursuant to an option (the “Option”) exercisable until January 31, 2023, each issued pursuant to a Series A Securities Purchase Agreement dated January 31, 2018, by and between the Company and KED MDP Investments, LLC (the “Purchase Agreement”). The Common Stock is to be sold by the selling stockholders from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus.

I have examined the Registration Statement and such other instruments, documents, certificates and records which I have deemed relevant and necessary for the basis of my opinions hereinafter expressed. In such examination, I have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and (d) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company.

I am opining herein as to the effect on the subject transactions only of the laws of the State of Iowa, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

Based on such examination and subject to the assumptions and limitations set forth herein, I am of the opinion that the shares of Common Stock to be registered for resale under the Registration Statement, when such shares are issued upon exercise of the Warrant and Option, as applicable, in accordance with their respective terms, will be legally issued, fully paid and nonassessable by the Company under the laws of the State of Iowa.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent. Notwithstanding the foregoing, I hereby consent to the references to me in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder. I am admitted to the practice of law in the State of Iowa and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

Very truly yours,

/s/ John S. Zieser

John S. Zieser

Chief Development Officer,

General Counsel and Secretary